Exhibit 24.1

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Neal A. Fuller and Kathryn H. Shirley, and both of them, the true and lawful attorney or attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, to sign on his or her behalf as a director or officer or both, as the case may be, of AMERSIAFE, Inc. an Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the Securities Exchange Act of 1934, as amended, and to sign any or all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney or attorneys-in-fact, and each of them with or without the others, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Michael J. Brown	/s/ Teri G. Fontenot
Michael J. Brown	Teri G. Fontenot

/s/ G. Janelle Frost	/s/ Philip A. Garcia
G. Janelle Frost	Philip A. Garcia

/s/ Jared A. Morris	/s/ Millard E. Morris
Jared A. Morris	Millard E. Morris

/s/ Daniel Phillips	/s/ Randall Roach
Daniel Phillips	Randall Roach

/s/ Austin P. Young, III
Austin P. Young, III